UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) October 12, 2006

VERI-TEK INTERNATIONAL, CORP.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

50120 Pontiac Trail, Wixom, Michigan	48393
(Address of Principal Executive Offices)	(Zip Code)

(248) 560-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 6, 2006, Veri-Tek International, Corp. (the “Company”) entered into an agreement with David H. Gransee to which the Company agreed to employ him as Vice President and Chief Financial Officer. The Company has entered into a written agreement with Mr. Gransee regarding his employment with the Company, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, and a summary description of the material terms of the Agreement are set forth herein.

In accordance with the Agreement, Mr. Gransee will receive an annual base salary of $180,000. Mr. Gransee is also eligible to participate in the Company executive bonus plan which is established by the Compensation Committee of the Company’s Board of Directors. Mr. Gransee is entitled to receive all benefits generally available to senior executives of the Company.

If the Company terminates Mr. Gransee for reasons other than “Cause” he is entitled to receive a minimum severance equal to 12 months of his monthly base salary at the termination date, subject to restrictions on soliciting or hiring the Company’s associates and confidentiality.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 6, 2006 Veri-Tek’s Board of Directors appointed David H. Gransee, age 55, to Vice President and Chief Financial Officer.

Mr. Gransee is a certified public accountant, and a graduate of DePaul University. Prior to joining Veri-Tek, Mr. Gransee was the Controller for Eon Labs, Inc., a NASDAQ listed company. Mr. Gransee served as Controller at Eon from 1992 until early 2006.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 Agreement between Veri-Tek International, Corp. and David H. Gransee dated October 6, 2006.

99.2 Press Release dated October 12, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ Michael C. Azar
Name:	Michael C. Azar
Title:	General Counsel, Vice President and Secretary

Dated: October 12, 2006

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